Contact:    Susan B. Railey
            (301) 468-3120                     EXHIBIT 99.1
            Sharon Bramell                     FOR IMMEDIATE RELEASE
            (301) 231-0351


                      AIM 85 DECLARES MONTHLY DISTRIBUTION
                         FOR JANUARY OF $1.145 PER UNIT

                 Includes Mortgage Proceeds of $ 1.125 Per Unit


                           ---------------------------


     ROCKVILLE, MD, January 21, 2004 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) today declared the monthly distribution for January 2004 in the amount of $1.145 per unit. Holders of record on January 31, 2004 will receive this amount as part of the first quarter distribution which will be paid on May 3, 2004.

The January distribution of $1.145 per unit includes the following:

     o    2 cents per unit regular cash flow;
     o 57 cents per unit mortgage proceeds due to the prepayment of the mortgage on Pleasant View Nursing Home;
     o 13.5 cents per unit mortgage proceeds due to the prepayment of the mortgage on Stone Hedge Village Apartments; and
     o 42 cents per unit of mortgage proceeds due to the redemption of debentures issued by HUD in exchange for the mortgages on Baypoint Shoreline Apartments, College Green Apartments, Brougham Estates II and Town Park Apartments.

     Record dates for the AIM 85 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter.

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